Exhibit 21.1

MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2017

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Activision Blizzard International BV	Netherlands
Activision Blizzard UK Limited	U.K.
Activision Publishing, Inc.	U.S.-Delaware
ATVI C.V.	Netherlands
Blizzard Entertainment (Hong Kong), Limited	Hong Kong
Blizzard Entertainment, Inc.	U.S.-Delaware
ATVI International SRL	Barbados
Blizzard Entertainment SAS	France
CDH Consolidated	U.K.
Infinity Ward®, Inc.	U.S.-Delaware
King.com (US) LLC	U.S.-Delaware
King.com Limited	Malta
Midasplayer AB	Sweden
Midasplayer.com Limited	U.K.
Treyarch® Corporation	U.S.-Delaware